20TH CENTURY INDUSTRIES RESTRICTED SHARES PLAN


      The purposes of the 20th Century Industries Restricted Shares Plan (the "Plan") are to provide an incentive for key employees of the Company to remain in the employ of the Company, to provide an opportunity for such employees to acquire or enlarge their shareholdings in the Company so that they will devote their best efforts to the benefit of the Company, to aid the Company in attracting able persons to enter the employ of the Company and to provide a method of rewarding key employees of the Company for a superior performance.

SECTION 1.  DEFINITIONS.

      The terms defined in this Section 1 (unless the context otherwise requires) for all purposes of the Plan shall have the respective meanings specified in this Section 1.

      (a) Plan. This plan as originally adopted by the Board of Directors on February 23, 1982, or, if amended as herein provided, as so amended.

      (b)   Company.  20th Century Industries.

      (c) Committee. The Committee designated by the Board of Directors to administer the Plan.

      (d)   Board  of  Directors.    The  Board  of  Directors of 20th Century
            Industries.

SECTION 2.  ADMINISTRATION.

      The Plan shall be administered by a Committee consisting of three or more members of the Board of Directors, each of whom shall be a "disinterested person" (as that term is described in subparagraph (d) of Rule 16b-3 under the Securities Exchange Act of 1934 as amended). The members of the Committee shall be selected by and serve at the pleasure of the Board of Directors. The Committee from time to time may prescribe, amend and rescind such rules, regulations, provisions and procedures, consistent with the terms of the Plan, as, in its opinion, may be advisable in the administration of the Plan and shall prescribe the provisions of the respective Restricted Stock Agreements required by subsection 8(a) of the Plan. The Committee shall have the authority, in its discretion, to construe and interpret the Plan and the respective Restricted Stock Agreements and to make all other determinations necessary or advisable for administering the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any Committee at which a quorum is present, or acts approved in writing by all members of the Committee shall be the acts of the Committee.

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SECTION 3.  ELIGIBILITY.

      The employees of the Company (including officers and Directors of the Company, if they are full-time employees, other than Louis W. Foster) who in the opinion of the Committee, possess a capacity to contribute in substantial measure to the successful performance of the Company, shall be eligible to be awarded shares under the Plan. From such eligible employees, the Committee shall, from time to time, choose those, if any, to whom shares shall be awarded. More than one award may be made to the same person, and subject to the limitation upon the total number of shares available for issuance or transfer pursuant to the Plan, there shall be no limit upon the number of shares that may be awarded to a person.

SECTION 4.  SHARES AVAILABLE.

      The Board of Directors shall reserve for issuance or transfer to employees pursuant to the Plan an aggregate of not to exceed 250,000 of the shares of the Company without par value in addition to the shares previously authorized prior to May 26, 1987. The shares shall be reserved out of (i) treasury shares, or (ii) authorized but unissued shares, or (iii) out of shares purchased on the market or from private sales from existing shareholders. In the event that any shares are forfeited to the Company pursuant to an employee's Restricted Shares Agreement, the number of shares forfeited shall thereafter be available for reissuance pursuant to the Plan.

SECTION 5.  AUTHORITY OF COMMITTEE TO AWARD SHARES.

      Subject to the provisions of the Plan, the Committee shall have full and final authority to (i) select the persons to whom shares shall be awarded,
(ii) determine the number of shares to be awarded in each case and (iii) prescribe the other terms and conditions applicable to each particular award. The terms and conditions applicable to the various awards need not be identical but shall, in the case of each award, include provisions (i)
imposing, and specifying the nature and extent of the restrictions and specifying the circumstances under which the shares acquired pursuant to such award hereunder will be required to be forfeited and surrendered to the Company. The Company shall from time to time review the prior service of each eligible employee and select those employees to whom, in the judgment of the Committee, shares shall be awarded. The Committee shall evaluate the benefit to the Company of each designated employee's past services and shall award to such employee that number of shares which, in the judgment of the Committee, (taking into account the compensation previously received by such employee for such purposes) is commensurate with the value to the Company of such past services. The Committee shall have full and final authority to authorize and cause to be effected the issuance or transfer of shares awarded pursuant to the Plan. Any shares awarded and issued or transferred pursuant to the Plan shall, upon such issuance or transfer, be duly issued, validly outstanding fully paid and non-assessible, but subject to such restrictions and risks of forfeiture as may be imposed by the Committee. If, after the adoption of the Plan there shall be a stock dividend, stock split or reverse stock split of the shares of the Company, there shall be a pro rata adjustment of the number of shares authorized by the Plan. If after the adoption of the Plan there shall be a merger or consolidation of the Company with

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another  corporation  wherein  the  Company  is  the surviving corporation, if necessary, there shall be a pro-rata adjustment of the number of shares authorized by the Plan. If after the adoption of the Plan there shall be a merger or consolidation of the Company wherein the Company is not the surviving corporation or a dissolution or liquidation of the Company or a transfer of all or substantially all of the assets of the Company, including but not limited to, the ownership of 20th Century Insurance Company, the Plan
shall  terminate.   For purposes of this SECTION 5, the  Company  shall not be deemed to be the surviving corporation of any merger or consolidation if, as a result thereof, it becomes a wholly owned subsidiary corporation of another entity.

SECTION 6.  AMENDMENT AND TERMINATION OF PLAN.

      The Board of Directors shall have the right to amend or terminate the Plan at any time. No amendment or termination of the Plan (whether pursuant to this Section 6 or Section 5 of the Plan) may, without the consent of an employee who is a party to a Restricted Shares Agreement, materially and adversely affect his or her rights under such Agreement. No awards may be made under the Plan after its termination, but each then outstanding Restricted Shares Agreement shall continue in effect in accordance with its terms and shall continue to be subject to the provisions of the Plan.

SECTION 7.  NO LIABILITY FOR GOOD FAITH DETERMINATIONS.

      No  member  of  the  Committee  shall  be  liable  for  any  action   or
determination taken or made or admitted to be taken or made in good faith with respect to the Plan or any award made under it.

SECTION 8.  MISCELLANEOUS.

      (a) Each employee receiving an award of shares shall enter into an individual written Restricted Shares Agreement with the Company relating to such award which shall contain such provisions, consistent with the Plan, as may be prescribed by the Committee.

      (b) Neither the Plan nor any award made under it shall confer any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate any employment at any time.

      (c) Each employee receiving an award shall furnish to the Company all information requested at any time or from time to time by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

      (d) No shares issued or transferred to an employee under the Plan, so long as such shares are subject to a risk of forfeiture imposed under the Plan, may be transferred, assigned, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) except shares upon forfeiture shall be transferred back to the Company or to another employee upon being regranted.

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      (e) No employee receiving an award pursuant to the Plan will be, or will be deemed to be, a holder of any shares awarded until the issuance of a share certificate in his or her name or in his or her name and the name of his or
her spouse as  joint tenants or  community property.   No adjustment shall  be
made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

      (f) Nothing in the Plan or in any Restricted Shares Agreement entered into pursuant to the Plan shall require the Company to issue or transfer any shares pursuant to an award if such issuance or transfer would, in the opinion of the Committee, constitute or result in a violation of any applicable statute or regulation of any jurisdiction relating to the disposition of securities.

      (g) If the Committee shall determine, in its discretion, that the listing, registration or qualification of shares awarded pursuant to the Plan upon any securities exchange or under any applicable statute or regulation of any jurisdiction relating to securities, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or transfer of such shares, nothing in the Plan or in any Restricted Shares Agreement shall require the Company to issue or transfer such shares unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

      (h) In connection with each award made pursuant to the Plan, it shall be a condition precedent to the Company's obligation to issue or transfer awarded shares to an employee or to evidence the removal of any restrictions on transfer or lapse of any risk of forfeiture that such employee make arrangements satisfactory to the Company to insure that the amount of any federal or other withholding tax required to be withheld with respect to such sale or transfer on such removal or lapse is made available to the Company for timely payment of such tax.

SECTION 9.  PLAN CONTROLS.

      Each Restricted Shares Agreement shall incorporate by reference the terms and provisions of the Plan. In the event of any conflict between the terms and provisions of a Restricted Shares Agreement and those of the Plan, the terms and provisions of the Plan, including, without limitation, those with respect to powers of the Committee, shall prevail and be controlling.

SECTION 10.  EFFECT OF HEADINGS.

      The section headings contained in the Plan are for convenience only and shall not affect the construction of the Plan.

SECTION 11.  SHAREHOLDER APPROVAL.

      The Plan shall not become effective and no shares shall be granted pursuant to it until approved by the affirmative votes of the holders of a majority of the outstanding shares of the Company present, or represented, and entitled to vote at a meeting of shareholders to be held on May 25, 1982.

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SECTION 12. SHAREHOLDER APPROVAL TO FIRST AMENDMENT.

      The First Amendment to 20th Century Industries Restricted Shares Plan shall not become effective and no shares shall be granted pursuant to such amendment until it is approved by the affirmative votes of the holders of a majority of the outstanding shares of the Company present, or represented, and entitled to vote at a meeting of shareholders to be held on May 26, 1987.

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